SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 14, 2000

MHM SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12238 (Commission File Number)	52-1223048 (I.R.S. Employer Identification No.)

8605 Westwood Center Drive
Suite 400
Vienna, Virginia 22182
 (Address of principal executive offices)

Registrant’s telephone number, including area code: (703) 749-4600

Item 5. Dissolution of MHM Extended Care Services, Inc.

      On August 25, 1999, we filed for a corporate dissolution under Sections 280 and 281 of the Delaware General Corporate Laws (“DGCL”) for MHM Extended Care Services, Inc. (“Extended Care Services”), a wholly owned subsidiary of MHM Services, Inc., to obtain a discharge of this subsidiary’s external debts. Under these sections, DGCL prescribes procedures by which we can satisfy our obligations to creditors of a dissolved Delaware corporation.

      On October 30, 2000, the Delaware Court of Chancery issued a final order and judgment approving Extended Care Services Dissolution Plan (“Plan”) to distribute the remaining total assets the subsidiary has available, on a pro-rata basis, to its external creditors as full payment for all debts outstanding. The effective date of this Plan shall be the first business day after which creditors can file an appeal from the final order and judgment issued by the Delaware Court of Chancery, which will be November 30, 2000. Subject to any appeal of the final order and judgment, this ruling will result in the total liquidation and dissolution of Extended Care Services.

      Extended Care Services had a stockholders’ deficit of $6,763,000 and a working capital deficit of $864,000 at June 30, 2000. Included within the working capital deficit were certain reserves in the amount of $619,000 related to contingent liabilities of this subsidiary. As a result of the final order and judgment, all liabilities of the subsidiary, including contingent liabilities, are to be settled with the total assets of the subsidiary. These assets were approximately $187,000 as of October 30, 2000.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MHM SERVICES, INC. (Registrant)

Date: November 2, 2000	By: /s/ CLEVELAND E. SLADE
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Cleveland E. Slade Vice President, Chief Financial Officer and Secretary

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